Head contract dated 1 July 1988 between Elders Resources Tasman Forestry Ltd and Fletcher Challenge Ltd

ANNEXURE C

AGREEMENT made this day of 1988 BETWEEN TASMAN FORESTRY LIMITED a duly incorporated company having its registered office at Kawerau (hereinafter called "TFL") of the one part AND WHAKATANE BOARD MILLS LIMITED a duly incorporated company having its registered office at Auckland or its Successors (hereinafter called "WBM") of the other part WHEREAS TFL agrees to sell and WBM agrees to purchase pulplogs (hereinafter called "the said pulplogs") at WBM's pulpmill at Whakatane (hereinafter called "the said pulpmill") in the quantities and at the prices and on the terms and conditions hereinafter set forth.

AND WHEREAS TFL agrees to sell and WBM agrees to purchase wood chips (hereinafter called "the said wood chips") at the said pulpmill in the quantities and at the prices and on the terms and conditions hereinafter set forth.

NOW THEREFORE IT IS HEREBY AGREED AND DECLARED by and between the parties hereto as follows:

1. Period of Agreement

   This Agreement shall commence on the 1st day of February 1988 and shall continue until determined under the provisions of Clause 26 hereof.

2. Sale and Purchase of Pulplogs

   (1) TFL hereby agrees to sell to WBM at the said pulpmill and only for use at the said pulpmill and WBM agrees to purchase from TFL the said pulplogs at the said pulpmill during each year of this Agreement. The said pulplogs shall be Pinus radiata or as otherwise agreed by the parties hereto. The quantity of pulplogs to be bought and sold in each year of this Agreement shall be up to ninety five thousand (95,000) green tonnes per annum in each of the years 1 February 1988 to 31st January 1989 and 1 February 1989 to 31 January 1990 and shall be up to One hundred and fifteen thousand (115,000) green tonnes per annum for the yearly period commencing on 1st February 1990 and each subsequent year commencing 1st February.

   EXCEPTING THAT if WBM or any associated or subsidiary or parent company of WBM shall before 31 January 1998 purchase pulplogs from non WBM associated forests and mills within a 50 kilometre radius of the said pulpmill for use at the said pulpmill the annual quantity to be

bought and sold under the terms of this Agreement shall be reduced by the green tonnage of the pulplogs so purchased provided Tasman is in a position to supply the pulplogs.

3. Supplies of Pulplogs

Subject to the provisions of Clause 18 hereof TFL shall supply and WBM shall take hereunder the said pulplogs at the said pulpmill at an even and uniform weekly rate (or as near thereto as practical) during each year of this Agreement except during the period from the middle of December to the middle of January in each year of this Agreement when TFL's staff and/or the staff of WBM may be on annual holidays and production of pulplogs and/or the demand for pulplogs may be low.

4. Weighing of Pulplogs

The said pulplogs shall be loaded on to trucks by TFL and the loaded trucks shall proceed to such weighbridge as may be approved by the parties hereto and thence to the said pulpmill. The said pulplogs shall not be removed from such trucks until they have been weighed and a docket issued to the drivers to show the gross and tare weight of each load.

5. Specification of Pulplogs

The said pulplogs shall be of such sizes and characteristics as described in the SECOND SCHEDULE hereto or of more favourable specification.

6. Price of Pulplogs and Payment

(1) The price payable by WBM for the said pulplogs ("the pulplogs price") shall be $42.82 per green tonne delivered at the said pulpmill until 30 June 1988.

(2) The pulplogs price payable for the year commencing 1 July 1988 and for each subsequent year of this Agreement shall be set by a review ("the review") carried out by TFL and WBM before 30 April in such year.
EXCEPTING THAT both parties may agree not to review the pulplogs price to apply for the year commencing on the relevant 1 July in which case the pulplogs price shall remain at the level applying on the 30 June directly preceding the relevant 1 July.

(3) For the purpose of determining the pulplogs price at any review made under the provisions of subclause 6(2) above the price shall be the fair landed market price for similar material purchased in the region by pulp and paper mills.

7. Ownership of Pulplogs

Subject to the conditions of clause 2 hereof the said pulplogs shall be deemed to have been purchased and delivered and the property therein to have passed to WBM when the said pulplogs are unloaded at the said pulpmill.

8. Records of Deliveries

1. Records of deliveries shall be kept in a manner agreed by the parties.

2. At the end of each month during the term of this Agreement TFL shall furnish WBM with a summary of the aggregate weight of pulp logs delivered during such month together with an amount for the total amount payable therefore.

9. Method of Payment for Pulplogs

WBM shall make payment for pulplogs sold and purchased during each month of this Agreement to TFL on normal monthly commercial terms.

10. Sale and Purchase of Wood Chips

TFL hereby agrees to sell to WBM at the said pulpmill and only for use at the said pulpmill and WBM agrees to purchase from TFL the said wood chips at the said pulpmill during the term of this Agreement subsequent to the closure (as evidenced by the removal or dereliction of machinery and/or by the permanent departure of staff and workers associated with the production of sawn lumber) of the sawmill situated at the WBM premises at Whakatane.

The quantity of wood chips to be bought and sold under this Agreement shall be at the yearly rate of up to twenty five thousand (25,000) green tonnes

EXCEPTING THAT if WBM or any associated or subsidiary or parent company of WBM shall before 31 January 1998 purchase wood chips within a 50 kilometre radius of the said pulpmill for use at the said pulpmill the annual quantity to be bought and sold under the terms of this Agreement shall be reduced by the green tonnage of the wood chips so purchased.

11. Supplies of Wood Chips

Subject to the provisions of Clause 18 hereof TFL shall supply and WBM shall take hereunder the said wood chips at the said pulpmill at an even and uniform weekly rate (or as near thereto as practical) during each year of this Agreement except during the period from the middle

of December to the middle of January in each year of this Agreement when TFL's staff and/or the staff of WBM may be on annual holidays and production of chips and/or the demand for chips may be low.

12. Weighing of Wood Chips

The said wood chips shall be loaded on to trucks by TFL and the loaded trucks shall proceed to such weighbridge as may be approved by the parties hereto and thence to the said pulpmill. The said wood chips shall not be removed from such trucks until they have been weighed and a docket issued to the drivers to show the gross and tare weight of each load.

13. Specification of Wood Chips

The said wood chips shall be of such sizes and characteristics as described in the FIRST SCHEDULE hereto or of more favourable specification .

14. Price of Wood Chips and Payment

(1) The price payable by WBM for the said wood chips ("the woodchip price") shall be $53.18 per green tonne delivered at the said pulpmill until 30 June 1988.

(2) The woodchip price payable for the year commencing 1 July 1988 and for each subsequent year of this Agreement shall be set by a review ("the review") carried out by TFL and WBM before the relevant 30 April in each year.

EXCEPTING THAT both parties may agree not to review the woodchip price to apply for the year commencing on the relevant 1 July in which case the woodchip price shall remain at the level applying on the 30 June directly preceding the relevant 1 July.

(3) For the purpose of determining the woodchip price at any review made under the provisions of subclause 14(2) above the price shall be the fair landed market price for similar material purchased in the region by pulp and paper mills.

15. Ownership of Wood Chips

Subject to the conditions of clause 10 hereof the said wood chips shall be deemed to have been purchased and delivered and the property therein to have passed to WBM when the said wood chips are unloaded at the said pulpmill.

16. Records of Deliveries

Records of deliveries shall be kept in a manner agreed by the parties.

17. Method of Payment for Wood Chips

WBM shall make payment for wood chips sold and purchased during each month of this Agreement to TFL on normal monthly commercial terms.

18. Programmes to be notified and agreed

WBM shall agree with TFL a programme of supply prior to 30th April in respect of each year commencing the following 1st July. The said programme of supply shall provide details of quantities of pulplogs and woodchips (if WBM shall be entitled to purchase woodchips under the terms of this agreement) required in the following year and the allocation of the quantities into weekly and monthly periods and details of mill shuts and details of any other matter likely to affect the uptake of pulplogs and chips by WBM. The parties shall confer as convenient before the commencement of the relevant year to agree and finalise the said programme of supply which shall thereafter be operated as the annual programme but subject to the provisions of clause 19 hereof.

19. Rights of Parties not Affected

If either party hereto shall grant to the other party any time or indulgence or waive any particular breach hereof on the part of the other party the same shall not affect or prejudice either party's rights under this Agreement or be deemed to be a continuing waiver.

20. Notices

All accounts, demands, notices and other communications provided for or permitted hereunder shall be sent by certified or registered air-mail with postage prepared or by hand delivery by telex or by facsimile as follows:

20.1 if to TFL, to it at:

Ngahere House
Vaughan Road
ROTORUA

Telex No: NZ 21658
Facsimile No: (073) 478 755

20.2 if to WBM, to it at:

WHAKATANE

Telex No:
Facsimile No:

or to such other address or person as any party may specify by notice in writing to the others. All such notices or communications shall be deemed to have been duly given or made (i) five days after being deposited in the mail with air-mail postage prepaid or (ii) when delivered by hand or (iii) if telexed when answer-back received or (iv) if sent by facsimile, when receipt is confirmed by recipient.

21. Assignment to be Approved

TFL shall not assign transfer or in any manner whatsoever part with any benefit or rights conferred on it under this Agreement unless the consent of WBM in writing has been first had and obtained which consent shall not be unreasonably or arbitrarily withheld and prior to any transfer or other disposition of shares in TFL whereby the management or control of TFL may be changed, TFL will ensure that the transferee accepts, and is capable of performing, the terms and conditions of this Agreement.

22. Powers on Default

If either party hereto makes default hereunder or fails to comply with any of the obligations imposed by this Agreement then the other shall be at liberty immediately to determine this Agreement PROVIDED HOWEVER that neither party hereto shall be entitled to determine this Agreement unless and until the other shall have failed to rectify any such default for a period of two (2) months after notice in writing specifying such default.

23. Force Majeure

23.1 Neither TFL nor WBM shall be liable for any delay or failure in the performance of any obligation or the exercise of any right under this Deed or for any loss or damage (including indirect or consequential loss or damage) therefrom if such performance or exercise is prevented or hindered in whole or in part by reason of its compliance with any order or request of any governmental, provincial, local public or military authority or person purporting to act therefor or by reason of acts of God, fire, explosions, earthquakes, volcanic eruptions, storms, wars, hostilities, public disorders, quarantine restrictions, embargoes, strikes or other disturbances, or by reason or any other cause beyond its control whether or not similar to any of the foregoing. Nothing contained herein shall excuse payment of any money due or which becomes due under this Deed.

23.2 The rights and obligations of either party hereunder which are affected by any contingency described or referred to in sub clause 24.1 above shall be suspended during the continuance of such contingency, and either party claiming to be affected by such a contingency shall give immediate notice to the other party containing full particulars thereof. The party giving notice hereunder shall take all reasonable steps to mitigate the effects thereof and remove such contingency provided that neither party shall be required to remove any such contingency if to do so would require it contrary to its judgment to settle a strike or labour dispute or otherwise submit to the demands of opposing parties.

24. Expert

In the event of there being any dispute between TFL and WBM as to the rights obligations or interests of either of them under this Deed the dispute shall be determined by the Expert who shall act therein as an expert and not as an arbitrator and whose determination shall be final and binding on TFL and WBM and whose costs shall be borne by the party determined by the Expert or otherwise by TFL and WBM in equal shares.

25. Determination

This agreement shall be determined and be at an end if the said pulpmill shall cease producing pulp and the cessation is made with the intention of being permanent as evidenced by the removal or dereliction of machinery and/or by the departure of staff and workers associated with the production of pulp.

26. Interpretation

In this Deed, whenever the context admits, each of the following expressions shall have the following meanings:

"Expert" means Len Wilson of Groome Poyry Limited or such other person as TFL and WBM shall agree upon.

"Successors" in relation to WBM shall extend to and include any person carrying on the business of a pulpmill and any associated activity on all or any parts of the site on which WBM carries on such business at the date hereof.

IN WITNESS WHEREOF these presents have been executed the day and year first hereinbefore written.

THE COMMON SEAL of)
TASMAN FORESTRY LIMITED)
was hereunto affixed in)
the presence of:)

______________ Director

______________ Secretary

THE COMMON SEAL of)
WHAKATANE BOARD MILLS)
LIMITED)
was hereunto affixed in)
the presence of:)

______________ Director

______________ Secretary

FIRST SCHEDULE

SPECIFICATION FOR PULPWOOD CHIPS

WHAKATANE BOARD MILLS

Chip Size

1. Aim grain length: 19 mm

2. Size Distribution: When screened on the test screens set out below the results of the screening shall be as indicated:

Test Screen	Amount Retained
45 mm roundhole screen	Less than 1% (applied only to unscreened chips)
10 mm thickness screen	
8 mm thickness screen	
6 mm thickness screen)	Greater than 88%
7 mm roundhole screen)	
3 mm roundhole screen)	Less than 3.5%
Dust Tray)	

Chip Shive Number: - less than 10

Chip shive no = (weight % retained on 10 mm screen x 1.50)
+ (weight % retained on 8 mm screen x 0.34)
+ (weight % retained on 6 mm screen x 0.16)

3. Sawdust: Must not be included in the chip supply.

4. Bark Content: Chips must be produced from debarked logs or slabs.

   Aim bark content 0% by weight
   Maximum limit 0.5% by weight

   Note

   a. Supplies showing bark content of 1% or greater will be rejected to waste without redress.

   b. Supplies showing bark content between 0.5 and 1.0% will be called to scrutiny and may incur a penalty.

5. Species: P. radiata or such other species as may be otherwise agreed.

6. Foreign Matter: The chips as delivered must not contain ferrous or non-ferrous metal objects, gravel, stones or sand. Large or small pieces of timber are not permitted. Pieces of rope, plastic, rubber, rags, canvas or any other fibrous material are not permitted.

SECOND SCHEDULE

PULPLOG SPECIFICATION

P. 1. Log Lengths "L"

Random lengths minimum 1.8 metres, maximum 10.0 metres in 900 mm multiples.

P. 2. Log Diameter "D"

Small end diameter (S.E.D.) no less than 10 cm (4") under bark.
Large end diameter (L.E.D.) no more than 40 cm (16") under bark.

P. 3. Log Trimming and Form

P. 3.1 Dry and Wet rots, fungal growths, insect and larval infestation not permitted in the wood or in or under the bark.

No wire or other material to be imbedded in log.

Burning damage sufficient to make the log unsuitable for utilisation due to charring of wood or bark is not acceptable.

Flush trimmed branchs, no broken ends allowed.

P. 3.2 Fork is not permitted.

P. 3.3 Major Defects

Defects shall be considered on their merits and any grossly deformed and/or damaged log shall be rejected.

P. 3.4 Log Marking

At least four (4) logs per load to be marked with the date the logs were produced and the logging gang number or contractor's name. No other grade marking is required.

4. Species

P. radiata or such other species as may be agreed.

ANNEXURE D

AGREEMENT made this day of 19 BETWEEN TASMAN FORESTRY LIMITED a duly incorporated company having its registered office at Kawerau (hereinafter called "TFL") of the one part AND N.Z.F.P. FORESTS LIMITED a duly incorporated company having its registered office at Auckland (hereinafter called "NZFP") of the other part WHEREAS TFL agrees to sell and NZFP agrees to purchase logs at the pulpmill at Kinleith (hereinafter called "the said pulpmill") in the quantities and at the prices and on the terms and conditions hereinafter set forth.

NOW THEREFORE IT IS HEREBY AGREED AND DECLARED by and between the parties hereto as follows:-

1. Sale and Purchase of Tawa Pulplogs

   TFL hereby agrees to sell to NZFP at the said pulpmill and NZFP agrees to purchase from TFL at the rate per annum of up to sixty three thousand green tonnes (63,000 tonnes) more or less of Tawa (Beilschmedia tawa) pulplogs (hereinafter called "the said pulplogs")

2. Period of Agreement

   This Agreement shall commence on the 1st day of February 1988 and shall continue until the 31st day of December 1990 or to a later date on the agreement of the parties.

3. Supplies of Pulplogs

   (a) The parties hereto acknowledge that the rate of delivery of the said pulplogs will be affected by weather at production sites and that fluctuations in deliveries will be accommodated by the maintenance of stocks at the said pulpmill and on bush skids and that supply over holiday periods shall be by arrangement made in advance each year.

   (b) NZFP acknowledges that TFL has entered into this agreement on reliance of the advice given by NZFP that a sufficient quantity of standing Tawa pulpwood exists on certain land blocks on the Mamaku plateau and within Matahina forest ("the said blocks") as detailed below to fulfill the quantity agreement set out in Clause 1 above. In the event that all the

available Tawa trees shall have been felled from the said blocks and the quantity agreement shall not have been fulfilled this agreement shall be at an end and no liability shall remain with TFL in respect of non-fulfilment of this agreement.
THE SAID BLOCKS: land generally known as:
the Whaiti Kuranui block.
part Mangorewa Kaharoa block
part SF28
part SF3
Gammons block
Matahina Forest School block
Ngmanawa block

4. Force Majeure

(a) Neither TFL nor NZFP shall be liable for any delay or failure in the performance of any obligation or the exercise of any right under this Deed or for any loss or damage (including indirect or consequential loss or damage) therefrom if such performance or exercise is prevented or hindered in whole or in part by reason of its compliance with any order or request of any governmental, provincial, local public or military authority or person purporting to act therefor or by reason of acts of God, fire, explosions, earthquakes, volcanic eruptions, storms, wars, hostilities, public disorders, quarantine restrictions, embargoes, strikes or other disturbances, or by reason of any other cause beyond its control whether or not similar to any of the foregoing. Nothing contained herein shall excuse payment of any money due or which becomes due under this Deed.

(b) The rights and obligations of either party hereunder which are affected by any contingency described or referred to in sub clause (a) shall be suspended during the continuance of such contingency, and either party claiming to be affected by such a contingency shall give immediate notice to the other party containing full particulars thereof. The party giving notice hereunder shall take all reasonable steps to mitigate the effects thereof and remove such contingency provided that neither party shall be required to remove any such contingency provided that neither party shall be required to remove any such contingency if to do so would require it contrary to its judgment to settle a strike or labour dispute or otherwise submit to the demands of opposing parties.

5. Weighing of Logs

TFL shall load the said pulplogs on to trucks and the loaded trucks shall proceed to the weighbridge at Kinleith

where the loaded truck shall be weighed and the load weight calculated.

6. Specification of Logs

The said pulplogs shall be of such specification as described in Schedule 1 hereof.

7. Price of Logs

(a) The price payable by NZFP for the said pulplogs ("the pulplog price") in respect of deliveries made in the period ending 30 June 1988 shall be $42.40 per green tonne at the said pulpmill.

(b) The pulplogs price payable for the year commencing 1 July 1988 and for each subsequent year of this Agreement shall be set by a review ("the review") carried out by TFL and NZFP before 30 April in each year.
EXCEPTING THAT both parties may agree not to review the pulplogs price to apply for the year commencing on the relevant 1 July in which case the pulplogs price shall remain at the level applying on 30 June directly preceding the relevant 1 July.

(c) For the purposes of determining the pulplogs price at any review made under the provisions of subclause 6(2) above the parties shall have regard to the direct and indirect costs of production of the said pulplogs and the profit margin on the total costs all as shall be reasonable at the relevant time.

8. Ownership of Logs

The said pulplogs shall be deemed to have been purchased and delivered and the property therein to have passed to NZFP when the said pulplogs are unloaded from trucks at the said pulpmill.

9. Records of Deliveries

(a) NZFP shall furnish TFL with records of deliveries in a form agreed between the parties.

(b) At the end of each month during the term of this Agreement TFL shall furnish NZFP with a summary of the aggregate weight of pulplogs delivered during such month together with an account for the total amount payable therefor.

10. Method for Payment for Logs

Payment for pulplogs sold and purchased during each month of this Agreement shall be made to TFL on normal monthly terms.

11. Rights of Parties not Affected

If either party hereto shall grant to the other party any time or indulgence or waive any particular breach hereof on the part of the other party the same shall not affect or prejudice either party's rights under this Agreement or be deemed to be a continuing waiver.

12. Notices

All accounts, demands, notices and other communications provided for or permitted hereunder shall be sent by certified or registered air-mail with postage prepared or by hand delivery by telex or by facsimile as follows:

12.1 if to TFL, to it at:

Ngahere House
Vaughan Road
ROTORUA

Telephone No: (073) 474 899
Telex No: NZ 21658
Facsimile No: (073) 478 755

12.2 if to NZFP, to it at:

NZFP Forests Limited
Box 648
TOKOROA

Telephone No: (0814) 69632
Telex No: NZ2243
Facsimile No: (071) 395 997

or to such other address or person as any party may specify by notice in writing to the others. All such notices or communications shall be deemed to have been duly given or made (i) five days after being deposited in the mail with air-mail postage prepaid or (ii) when delivered by hand or (iii) if telexed when answer-back received or (iv) if sent by facsimile, when receipt is confirmed by recipient.

13. Assignment to be Approved

(a) TFL shall not assign transfer or in any manner whatsoever part with any benefit or right under this Agreement unless the consent of NZFP in writing has been first had and obtained which consent shall not be unreasonably or arbitrarily withheld;

(b) NZFP shall not assign transfer or in any manner whatsoever part with any benefit or right under this Agreement unless the consent of TFL in writing has been first had and obtained which consent shall not be unreasonably or arbitrarily withheld.

(c) TFL undertakes and agrees that it will not during the term of this Deed take any steps to alienate the resource which forms the basis of the said pulplogs without first consulting with NZFP on the terms of the proposed alienation aimed at ensuring NZFP's hardwood requirements.

14. Powers of Default

If either party hereto makes default hereunder or fails to comply with any of the obligations imposed by this Agreement then the other shall be at liberty immediately to determine this Agreement PROVIDED HOWEVER that neither party hereto shall be entitled to determine this Agreement unless and until the other shall have failed to rectify any such default for a period of one (1) month after notice in writing specifying such default.

15. Expert

In the event of there being any dispute between TFL and NZFP as to the rights obligations or interests of either of them under this Deed the dispute shall be determined by the Expert who shall act therein as an expert and not as an arbitrator and whose determination shall be final and binding on TFL and NZFP and whose costs shall be borne by the party determined by the Expert or otherwise by TFL and NZFP in equal shares.

16. Determination

This agreement shall be determined and at an end if the said pulpmill shall cease producing pulp and the cessation is made with the intention of being permanent as evidenced by the removal or dereliction of machinery and/or by the departure of staff and workers associated with the production of pulp.

17. Interpretation

In this Deed the word "Expert" means Len Wilson of Groome Poyry Limited or such other person as TFL and WBM shall agre upon.

IN WITNESS WHEREOF these presents have been executed the day and year first hereinbefore written.

THE COMMON SEAL of)
TASMAN FORESTRY LIMITED)
was hereunto affixed in)
the presence of:)

.... Director

.... Secretary

THE COMMON SEAL of)
ELDERS RESOURCES)
NZFP LIMITED)
was hereunto affixed in)
the presence of:)

.... Director

.... Secretary